                                                                 Exhibit 99.f.10


                                                                  EXECUTION COPY


                        COMMERCIAL LOAN SALE AGREEMENT

                                    between

                            MCG CREDIT CORPORATION,

                                   as Seller

                                      and

                          MCG FINANCE CORPORATION II

                                 as Purchaser

                           Dated as of June 1, 2000
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     COMMERCIAL LOAN SALE AGREEMENT (this "Agreement"), dated as of June 1,
                                           ---------
2000, by and between MCG Credit Corporation, a Delaware corporation (the

"Seller"), and its successors and permitted assigns, and MCG Finance Corporation
 ------
II, a Delaware corporation (the "Purchaser"), and its permitted successors and
                                 ---------
assigns.

                             W I T N E S S E T H:
                             - - - - - - - - - -

     WHEREAS, the Purchaser has been formed as a special purpose entity for the purpose of acquiring Commercial Loans from the Seller; and

     WHEREAS, from time to time, the Seller intends to sell or contribute Commercial Loans to the Purchaser, and the Purchaser intends to purchase and/or accept Commercial Loans from the Seller.

     NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     SECTION 1. Definitions; Interpretation. For all purposes of this Commercial
                ---------------------------
Loan Sale Agreement, except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in Appendix A to the Sale and Servicing Agreement dated as of June 1, 2000 (the "Sale and Servicing Agreement") among MCG Finance Corporation II, as Seller, MCG Credit Corporation, as Servicer, and MCG Master Trust, as amended on supplemented from time to time, which capitalized terms are incorporated by reference herein. All other capitalized terms used herein shall have the meanings specified herein.

     SECTION 2.  Sale and Disposition of Commercial Loans.
                 ----------------------------------------

          (a) From time to time, but no later than the Expiration Date, the Seller may sell or contribute (and by execution of a Sale Assignment will thereby sell or contribute) to the Purchaser, subject to the terms and conditions of this Agreement, all right, title and interest of the Seller in and to the portion of:

          (i) the Commercial Loans listed in the related Sale Assignment, all payments paid in respect thereof and all monies due, to become due or paid in respect thereof accruing after the related Transfer Date and all liquidation proceeds and recoveries thereon, in each case as they arise after the related Transfer Date or other date specified in the Sale Assignment, but not including the Retained Interest;

          (ii) all security interests and liens and property subject thereto from time to time purporting to secure payment by Obligors under such Commercial Loans;

          (iii) all guaranties, indemnities and warranties, and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Commercial Loans;
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          (iv)   all Supplemental Interests relating to such Commercial Loans
     (for purposes of this Agreement and the attached exhibits, all references to Commercial Loans shall be deemed to include any related Supplemental Interests, unless the context clearly requires otherwise);

          (v) all collections and records (including computer records) with respect to the foregoing;

          (vi) all documents relating to the Indenture Trustee's Document Files; and

          (vii) all income, payments, proceeds and other benefits of any and all of the foregoing.

Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase or accept the foregoing from the Seller. To the extent that the Commercial Loan Cash Proceeds paid to the Seller for any Commercial Loan is less than the fair market value of such Commercial Loans, the difference between such fair market value and the Commercial Loan Cash Proceeds shall be deemed to be a capital contribution made by the Seller to Purchaser on the relevant Transfer Date.

     (b) In order to offer a Commercial Loan for sale by the Seller to the Purchaser, the Seller shall deliver to the Indenture Trustee, on behalf of the Purchaser, each applicable item of the Indenture Trustee's Document Files as and to the extent required under Section 2.04 of the Sale and Servicing Agreement and the originally executed Sale Assignment therefor prior to the Transfer Date. Upon receipt by the Indenture Trustee of the complete Indenture Trustee's Document Files as and to the extent required under Section 2.04 of the Sale and Servicing Agreement and the duly executed original Sale Assignment, the satisfaction of the conditions set forth in Section 2.09(b) of the Sale and Servicing Agreement, and subject to the terms of this Agreement, the Purchaser will transfer or cause to be transferred to the Seller, on the Transfer Date, an amount equal to the Commercial Loan Cash Proceeds with respect to such Commercial Loans identified on the Commercial Loan Schedule attached to the Sale Assignment.

     (c) Upon payment of the Commercial Loan Cash Proceeds and execution of the Sale Assignment with respect to a Commercial Loan, the ownership of each such Commercial Loan and all collections allocable to principal thereon from and after the Transfer Date and all other property interests or rights as and to the extent conveyed pursuant to and referenced in Section 2(a) hereof, shall be vested in the Purchaser, and the Seller shall not take any action inconsistent with such ownership nor claim any ownership interest in any such Commercial Loan for any purpose whatsoever other than consolidated financial and federal and state income tax reporting.

     (d) On or prior to the related Transfer Date, the Seller shall indicate in its computer files and other records that each such Commercial Loan has been sold to the Purchaser. In addition, on or prior to the Transfer Date, the Seller shall deliver to the Indenture Trustee, UCC-1 financing statements in favor of the Purchaser and Issuer with respect to the Commercial Loans transferred under this Agreement and not repurchased meeting the requirements of applicable state law in such manner and in such jurisdictions as are necessary or appropriate to perfect the acquisition of such Commercial Loans by the Purchaser from the Seller.

     (e) The Seller, at any time and from time to time shall, at its sole cost and expense, and subject to the satisfaction of the last sentence in this paragraph, afford the Purchaser and the Indenture Trustee, as the case may be, and their respective authorized agents and representatives upon reasonable notice, reasonable access during regular business hours to its records relating to its performance under and compliance with this Agreement and will cause its personnel to assist in any examination of such records to enable such party to determine the Seller's compliance with the terms of this Agreement. The examination referred to in the immediately preceding sentence will be conducted in a manner that does not unreasonably interfere with the Seller's normal operations or customer or employee relations. As a condition to the Purchaser and the Indenture Trustee being afforded the above information, the Purchaser and the Indenture Trustee shall and shall cause their representatives to hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing).

     (f) The Seller agrees that, from time to time, at its expense, it will promptly execute and deliver all further instruments, notices and documents, and take all further action, that may be necessary, as reasonably determined by the Purchaser, or that the Purchaser may reasonably request, in order to perfect, protect or more fully evidence the transfer of ownership of such Commercial Loans to the Purchaser or to enable the Purchaser or the Indenture Trustee to exercise or enforce any of its respective rights hereunder or under any Basic Document, as the case may be.

     (g) Any action required or permitted to be taken by the Purchaser in furtherance of its agreement to purchase Commercial Loans hereunder, including enforcement of its rights and receipt of documents, may be delegated by it to one or more agents, or assigned to the Indenture Trustee pursuant to the Basic Documents.

     (h) Except as specifically provided for herein, the sale and the purchase of the Commercial Loans under this Agreement is without recourse to the Seller; provided that the Seller shall be liable to the Purchaser for all representations, warranties, covenants and indemnities made by it under this Agreement.

     (i) Neither the Purchaser nor any assignee shall have any obligation or liability with respect to any Commercial Loan, nor shall the Purchaser or any assignee have any liability to any Obligor in respect of any Commercial Loan.
No such obligation or liability is intended to be assumed by the Purchaser or any assignee herewith, and any such liability hereby is expressly disclaimed.

     (j)  If the Purchaser exercises its right to repurchase, or substitute for, a Commercial Loan pursuant to Section 2.10 of the Sale and Servicing Agreement, Seller also shall have the right, but not the obligation, to repurchase, or substitute for, such Commercial Loan. Any such repurchase or substitution shall comply with the provisions of Section 2.10 of the Sale and Servicing Agreement, and the Seller and Purchaser or any subsequent assignee shall effect such repurchase or substitution by executing and delivering assignments substantially in the forms of Exhibit A and Exhibit B attached hereto and made a part hereof.
                ---------     ---------


     SECTION 3.  Intended Characterization; Grant of Security Interest.
                 -----------------------------------------------------

     It is the intention of the parties hereto that each transfer of Commercial Loans to be made pursuant to the terms hereof shall constitute a sale or, to the extent set forth in Section 2(a) hereof, a capital contribution by the Seller to the Purchaser and not a loan. In the event, however, that a court of competent jurisdiction were to hold that any such transfer constitutes a loan and not a sale or capital contribution, it is the intention of the parties hereto that the Seller shall be deemed to have granted (and does hereby grant) to the Purchaser as of the date hereof a security interest (which is to be perfected and of a first priority) in all of Seller's right, title and interest in, to and under each Commercial Loan and the related property as described in Section 2(a) hereof. In the event of the characterization of any such transfer as a loan, the amount of interest payable or paid with respect to such loan under the terms of this Agreement shall be limited to the lesser of (a) the Prime Rate plus 2% or
(b) an amount which shall not exceed the maximum nonusurious rate of interest allowed by the applicable state law or any applicable law of the United States permitting a higher maximum nonusurious rate that preempts such applicable state law, which could lawfully be contracted for, charged or received (the "Highest
                                                                       -------
Lawful Rate"). In the event any payment of interest on any such loan exceeds the
-----------
Highest Lawful Rate, the parties hereto stipulate that (a) to the extent possible given the term of such loan, such excess amount previously paid or to be paid with respect to such loan be applied to reduce the principal balance of such loan, and the provisions thereof immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder and (b) to the extent that the reduction of the principal balance of, and the amounts collectible under, such loan and the reformation of the provisions thereof described in the immediately preceding clause (a) is not possible given the term of such loan, such excess amount will be deemed to have been paid with respect to such loan as a result of an error and upon discovery of such error or upon notice thereof by any party hereto such amount shall be refunded by the recipient thereof.

     SECTION 4.  Conditions Precedent to Purchase.
                 --------------------------------

     The agreement of the Purchaser to purchase Commercial Loans pursuant to Section 2 of this Agreement on each Transfer Date is subject to the following:

     (i)    each Commercial Loan shall be an Eligible Loan;

     (ii)   the representations and warranties of the Seller contained in
Section 5(a) of this Agreement shall be true and correct on and as of such Transfer Date and no violations of the covenants contained in Section 5(c) of this Agreement shall be existing; and

     (iii)  the fulfillment and satisfaction of the conditions required in
Section 2.09(b) of the Sale and Servicing Agreement.

     SECTION 5.  Representations, Warranties and Covenants of Seller.
                 ---------------------------------------------------
     (a) The Seller represents and warrants to the Purchaser, as of the date hereof (which representations and warranties may be relied upon by the Indenture Trustee and the Owner Trustee, as if made directly to the Indenture Trustee and the Owner Trustee, and such representations and warranties shall be deemed reaffirmed on each Transfer Date as though made on such Transfer Date) with respect to the Seller as follows:

          (i) The Seller is a corporation duly organized and validly existing under the laws of the State of Delaware and has all licenses necessary to carry on its business as now being conducted and is licensed and qualified in each state where the applicable laws of such state require licensing or qualification in order to conduct business of the type conducted by it and perform its obligations hereunder, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the condition of the Seller; the Seller has all requisite corporate power and authority to execute and deliver this Agreement and each other Basic Document to which it is a party and to perform in accordance herewith and therewith; the execution, delivery and performance of this Agreement and each other Basic Document to which it is a party (including all instruments of transfer to be delivered pursuant to this Agreement) by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action; and this Agreement and each other Basic Document to which it is a party evidence the valid, binding and enforceable obligations of the Seller and all requisite corporate action has been taken by the Seller to make this Agreement and each other Basic Document to which it is a party valid, binding and enforceable upon the Seller in accordance with its respective terms, subject, in each case, to the effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally or the application of equitable principles in any proceeding, whether at law or in equity, none of which will affect the ownership of the Commercial Loans by the Purchaser.

          (ii) All actions, approvals, consents, waivers, exemptions, variances, franchises, orders, permits, authorizations, rights and licenses required to be taken, given or obtained, as the case may be, by or from any federal, state or other governmental authority or agency (other than any such actions, approvals, etc., under any state securities laws, real estate syndication or "Blue Sky" statutes, as to which the Seller makes no such representation or warranty), that are necessary in connection with the purchase and sale of the Commercial Loans and the execution and delivery by the Seller of the documents to which it is a party, have been duly taken, given or obtained, as the case may be, are in full force and effect on the date hereof, are not subject to any pending proceedings or appeals (administrative, judicial or otherwise) and either the time within which any appeal therefrom may be taken or review thereof may be obtained has expired or no review thereof may be obtained or appeal therefrom taken, and are adequate to authorize the consummation of the transactions contemplated by this Agreement and each other Basic Document to which it is a party and the other documents on the part of the Seller and the performance by the Seller of its obligations under this Agreement and the other Basic Documents to which it is a party;

          (iii) The consummation of the transactions contemplated by this Agreement and the other Basic Documents to which the Seller is a party will not result in the breach of any terms or provisions of the articles of association or by-laws of the Seller or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under, any material agreement, indenture or loan or credit agreement or other material instrument to which the Seller or its property is subject, or result in the violation of any law or to the best of Seller's knowledge, any rule, regulation, order, judgment or decree to which the Seller or its property is subject;

          (iv) Neither this Agreement or any other Basic Document to which the Seller is a party nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or any other Basic Document to which the Seller is a party or in connection with the transactions contemplated hereby and thereby contains as of the date thereof any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made;

          (v) The Seller does not believe that it cannot perform each and every covenant contained in this Agreement or any other Basic Document to which it is a party;

          (vi) There is no action, suit, proceeding or investigation pending or, to the best of the Seller's knowledge, threatened against the Seller which, either in any one instance or in the aggregate, (i) would be likely to result in any material adverse change in the business, operations, financial condition, properties or assets of the Seller or in any material impairment of the right or ability of the Seller to carry on its business substantially as now conducted, or in any material liability on the part of the Seller or of any action taken or to be taken in connection with the obligations of the Seller contemplated herein, or which would be likely to impair materially the ability of the Seller to perform under the terms of this Agreement or any other Basic Document to which the Seller is a party or (ii) would draw into question the validity of this Agreement or any other Basic Document to which the Seller is a party or the Commercial Loans;

          (vii) The Seller is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended;

          (viii) The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Seller or its properties or might have consequences that would materially and adversely affect its performance hereunder;

          (ix) The transfer, assignment and conveyance of the Commercial Loans by the Seller pursuant to this Agreement are not subject to the bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction;

          (x) The origination and collection practices used with respect to each Commercial Loan have been in all material respects legal, proper, prudent and customary in the commercial loan origination and servicing business and comply with the Credit and Collection Policy;

          (xi) The Seller will receive fair consideration and reasonably equivalent value in exchange for the sale of the Commercial Loans;

          (xii) Neither the Seller nor any of its affiliates sold, or will sell, any interest in any Commercial Loan with any intent to hinder, delay or defraud any of their respective creditors;

          (xiii) The Seller is solvent, and the Seller will not be rendered insolvent as a result of the transfer of the Commercial Loans to the Purchaser;

          (xiv) The chief executive office and legal name of the Seller as of the date hereof is as set forth on the UCC-1 financing statement filed on behalf of the Seller pursuant to Section 2(d), such office is the place where the Seller is "located" for the purposes of Section 9-103(3)(d) of the Uniform Commercial Code as in effect in the State of New York, and neither the location of such office nor the legal name of the Seller has changed in the past four months; and

          (xv) The Seller conducts its affairs such that the Purchaser would not be substantively consolidated in the estate of the Seller and their respective separate existences would not be disregarded in the event of the Seller's bankruptcy.

          (b) With respect to every Commercial Loan sold to the Purchaser by the Seller and delivered to the Indenture Trustee, the Seller represents and warrants to the Purchaser (which representations and warranties may be relied upon by the Indenture Trustee and Owner Trustee, as if made directly to the Indenture Trustee and Owner Trustee) that each such Commercial Loan as of its Transfer Date individually conforms, and all Commercial Loans being transferred on such Transfer Date in the aggregate conform, to the representations and warranties set forth in Section 3.02 of the Sale and Servicing Agreement, which representations and warranties are incorporated herein as fully as if they were set forth below.

          (c) The Seller covenants with the Purchaser, that until the Maturity Date:

          (i) Except for the conveyances hereunder or under the other Basic Documents, Seller will not sell, pledge, assign or transfer to any other Person, or take any other action inconsistent with Purchaser's ownership of the Commercial Loans transferred hereunder or grant, create, incur, assume or suffer to exist any Lien on, any Commercial Loan transferred hereunder, whether now existing or hereafter created, or any interest therein, and Seller shall defend the right, title and interest of Purchaser in, to and under the Commercial Loans transferred hereunder, whether now existing or hereafter created, against all claims of third parties claiming through or under Seller.

          (ii) Seller shall notify Purchaser and the Indenture Trustee promptly after becoming aware of any Lien on any Commercial Loan transferred hereunder other than the conveyances hereunder or under the other Basic Documents.

          (iii) Seller will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such authority will not have a material adverse effect on the condition (financial or otherwise), business or properties of the Seller or the ability of the Seller to perform its obligations hereunder or under the other Basic Documents.

          (iv) Seller will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject, except where the failure to comply would not have a material adverse effect on the condition (financial or otherwise), business or properties of the Seller or the ability of the Seller to perform its obligations hereunder or under the other Basic Documents.

          (v) Seller will not make any change in the character of its business or in the Credit and Collection Policy, which change would, in either case, impair the collectibility of any substantial portion of the Commercial Loans or have a material adverse effect on the condition (financial or otherwise), business or properties of Seller or the ability of Seller to perform its obligations hereunder or under the other Basic Documents.

          (vi) Seller shall execute and file such continuation statements and any other documents reasonably requested by Purchaser or its successors and assigns or which may be required by law to fully preserve and protect the interest of Purchaser or such successors and assigns in and to the Commercial Loans transferred hereunder.

          (vii) The Seller hereby agrees to notify the Purchaser and the Indenture Trustee, as soon as possible, and in any event within five (5) days after notice to the Seller, of (a) the occurrence of any Event of Default, (b) any fact, condition or event which, with the giving of notice or the passage of time or both, would become an Event of Default, (c) the failure of the Seller to observe any of its material undertakings under this Agreement or any of the other Basic Documents, (d) the commencement of any lawsuit, proceeding or investigation that, if determined adversely against the Seller, would reasonably be expected to have a material adverse effect on the Seller's ability to perform its obligations under this Agreement or any of the other Basic Documents or in the financial condition, results of operations or business or property of the Seller and its affiliates, or (e) any change in the status or condition of the Seller or the Commercial Loans in the aggregate that would reasonably be expected to adversely affect the Seller's ability to perform its obligations under this Agreement or any of the other Basic Documents.

          (viii) The Purchaser and its successors and assigns shall have the right upon reasonable prior notice, during normal business hours and as often as reasonably required, to examine and audit any and all of the books, records or other information of the Seller, whether held by the Seller or by another on behalf of the Seller, relating to the Commercial Loans transferred hereunder or which would be relevant to the performance or observance by the Seller of the terms, covenants or creditors of this Agreement or the other Basic Documents to which it is a party. The examination referred to in the immediately preceding sentence will be conducted in a manner that does not unreasonably interfere with the Seller's normal operations or customer or employee relations. The Purchaser (and its successors and assigns) shall and shall cause its representatives to hold in confidence all such information except to the extent disclosure may be required by law (and all reasonable applications for confidential treatment are unavailing).

          (ix) The Seller is required by generally accepted accounting principles to report the Commercial Loans on its consolidated financial statements, notwithstanding the irrevocable transfer by the Seller of the Commercial Loans. However, the Seller shall disclose on its financial statements that the Commercial Loans were sold to the Purchaser and that such Commercial Loans are not available to creditors of the Seller and that such creditors should not rely on the Commercial Loans in extending credit to the Seller.

     (d) It is understood and agreed that the representations and warranties and covenants set forth in this Section 5 shall survive the sale or contribution of a Commercial Loan to the Purchaser, any transfer of a Commercial Loan by the Purchaser to the Issuer and any pledge of such Commercial Loan by the Issuer to the Indenture Trustee and shall continue so long as any such Commercial Loan shall remain outstanding until such time as such Commercial Loan is repurchased pursuant to Section 5(e). The Seller acknowledges that it has been advised that the Purchaser may assign all or part of its right, title and interest in and to each Commercial Loan and its right to exercise the remedies created by this
Section 5 to the Issuer, who may assign all or part of such rights to the Indenture Trustee. The Seller agrees that, upon any such assignment, the Issuer and the Indenture Trustee may enforce directly, without joinder of the Purchaser (but subject to any defense that the Seller may have under this Agreement), the purchase obligations of the Seller set forth in Section 5(e) with respect to breaches of the representations and warranties set forth in Section 5(a) and
Section 5(b) or breaches of the covenants contained in Section 5(c).

     (e) Upon discovery by a Responsible Officer of the Purchaser, the Issuer, the Indenture Trustee, any subsequent assignee or the Seller of a breach of any of the representations and warranties in Section 5(a) or Section 5(b), which materially and adversely affects the value of a Commercial Loan or the interests of the Purchaser or a subsequent assignee therein (notwithstanding that such representation or warranty was made to the Seller's best knowledge), the party discovering such breach or failure to deliver shall give prompt written notice to the other parties. Within 30 days of the earlier of its discovery or its receipt of notice of any breach of a representation or warranty, the Seller shall (a) promptly cure such breach in all material respects, (b) purchase the Commercial Loan by remitting the Repurchase Price in the manner specified in Section 3.03 of the Sale and Servicing Agreement, or (c) substitute for such Commercial Loan one or more Qualified Substitute Commercial Loans. Any such substitution shall be accompanied by payment by the Seller of the Substitution Adjustment, if any.

     The Purchaser and its successors and assigns shall be entitled to all payments of principal received in connection with such Qualified Substitute Commercial Loan or Loans that accrued after the date of such substitution together with all interest thereon. Payments received with respect to Qualified Substitute Commercial Loans that accrued on or before the date of substitution will be retained by the Seller. The Purchaser and its successors and assigns will own all payments received with respect to the Deleted Commercial Loan that accrued on or before the date of substitution, and the Seller shall thereafter be entitled to retain all amounts subsequently received in respect of such Deleted Commercial Loan. Upon such substitution, such Qualified Substitute Commercial Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Qualified Substitute Commercial Loan or Loans, as of the date of substitution, the covenants, representations and warranties set forth in Sections 5(b) and
(c). On the date of such substitution, the Seller will remit an amount equal to the Substitution Adjustment in the manner specified in Section 3.03 of the Sale and Servicing Agreement.

     In addition to the above-described cure, purchase and substitution obligation, the Seller shall indemnify and hold harmless the Purchaser, the Issuer, the Indenture Trustee, the Owner Trustee, the Noteholders and Certificateholders against any loss, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Seller's representations and warranties contained in this Agreement (other than those resulting from the indemnified party's gross negligence, bad faith or willful misconduct). It is understood and agreed that the obligations of the Seller set forth above to cure, purchase or substitute for a defective Commercial Loan and to indemnify the Noteholders, the Certificateholders, the Indenture Trustee and the Owner Trustee, as provided in this Section 5 constitute the sole remedies of the Noteholders, the Certificateholders, the Indenture Trustee and the Owner Trustee respecting a breach of the foregoing representations and warranties.

     Any cause of action against the Seller relating to or arising out of the breach of any representations and warranties made in Section 5(b) shall accrue as to any Commercial Loan upon (i) discovery of such breach by any party and notice thereof to the Seller and or notice thereof by the Seller to the Indenture Trustee, (ii) failure by the Seller to cure such breach or purchase or substitute such Commercial Loan as specified above, and (iii) demand upon the Seller for all amounts payable hereunder in respect of such Commercial Loan.

     The Seller and Purchaser or any subsequent assignee shall effect such repurchases and substitutions by executing and delivering assignments substantially in the forms of Exhibit A and Exhibit B attached hereto and made
                              ---------      ---------
a part hereof.

     (f)  With respect to any representations and warranties contained in
Section 5(b) which are made to the best of the Seller's knowledge, if it is discovered that any representation and warranty was inaccurate as of the relevant Transfer Date and such inaccuracy materially and adversely affects the value of a Commercial Loan or the interests of the Purchaser or any assignee thereof, then notwithstanding the Seller's lack of knowledge of the accuracy of such representation and warranty at the time such representation or warranty was made, such inaccuracy shall be deemed a breach of such representation or warranty for purposes of the remedies described in Section 5(e).

     SECTION 6.  Events of Purchase Termination.  If any of the following events
                 ------------------------------
(each, an "Event of Purchase Termination") shall occur and be continuing:
           -----------------------------

     (a) the Seller shall fail to perform or observe any material term, covenant or agreement contained in this Agreement and such failure shall remain unremedied for 30 days after written notice thereof shall have been given by the Purchaser to the Seller; or

     (b) an event described in clauses (ii) or (iii) of the definition of an Event of Default occurs with respect to the Seller; or

     (c) there is a material breach of any of the representations and warranties of the Seller set forth in Section 5(a) or a breach of any covenant set forth in Section 5(c), which breach is not cured within 30 days after written notice of such breach is given to a Responsible Officer of the Servicer; or

     (d) this Agreement and each Sale Assignment shall for any reason cease to evidence the transfer to the Purchaser of the legal, equitable and marketable title to, and ownership of, the Commercial Loans transferred hereunder; or

     (e) the Purchaser becomes obligated to cease purchasing Commercial Loans from the Seller in accordance with the Sale and Servicing Agreement;

then and in any such event, the Purchaser may, by notice to the Seller declare an Event of Purchase Termination to have occurred, in which case the date of termination of this Agreement (the "Termination Date") shall be the date such
                                    ----------------
notice is given without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, that in the event
                                                 --------
that any of the Events of Purchase Termination described in subsections (d) or
(e) of this Section 7 shall have occurred, an Event of Purchase Termination shall be deemed to have been declared in which case the Termination Date shall be on the date on which such Event of Purchase Termination shall have occurred, without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller. Upon any such actual declaration or deemed declaration, (i) all of the Seller's rights to transfer Commercial Loans to Purchaser under this Agreement (except its rights by virtue of the Purchaser not having performed its obligations and agreements hereunder) shall terminate and
(ii) the Purchaser shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC and other applicable law, which rights shall be cumulative.

     SECTION 7.  No Proceedings.  The Seller hereby agrees that it will not,
                 --------------
directly or indirectly, institute, or cause to be instituted, or join any Person in instituting, against the Purchaser any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law so long as there shall not have elapsed one year plus one day since the Maturity Date.

     SECTION 8.  Notices, Etc.  All notices and other communications provided
                 ------------
for hereunder shall, unless otherwise stated herein, be in writing and mailed or telecopied, or delivered as to each party hereto, at its address set forth under its name on the signature page hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall not be effective until received by the party to whom such notice or communication is addressed.

     SECTION 9.  No Waiver; Remedies.  No failure on the part of the Seller, the
                 -------------------
Purchaser or any assignee thereof to exercise, and no delay in exercising, any right hereunder or under any Sale Assignment shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.

     SECTION 10. Binding Effect; Assignability. This Agreement shall be binding
                 -----------------------------
upon and inure to the benefit of the Seller, the Purchaser and their respective successors and permitted assigns. Any assignee shall be an express third party beneficiary of this Agreement, entitled to directly enforce this Agreement. The Seller may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of the Purchaser and any assignee, which consent shall not be unreasonably withheld, delayed or conditioned. The Purchaser may, and intends to, assign all of its rights hereunder and the Seller consents to any such assignment. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until its termination; provided, that the rights and remedies with respect to any breach
             --------
of any representation, warranty or covenant made by the Seller pursuant to
Section 5 shall be continuing and shall survive any termination of this Agreement. Seller agrees that notwithstanding any claim, counterclaim, right or setoff or defense which it may have against Purchaser, due to a breach by Purchaser of this Agreement or for any other reason, and notwithstanding the bankruptcy of Purchaser or any other event whatsoever, Seller's sole remedy shall be a claim against Purchaser for money damages and, then only to the extent of funds received by Purchaser pursuant to the Sale and Servicing Agreement, and in no event shall Seller assert any claim on or any interest in the Commercial Loans or any proceeds thereof (other than the Retained Interest) or take any action which would reduce or delay receipt by the Issuer of collections with respect to the Commercial Loans. Additionally, Seller agrees that any amounts payable by Seller to Purchaser hereunder which are to be paid by Purchaser to the Issuer shall be paid by Seller, on behalf of Purchaser, directly to the Issuer.

     SECTION 11. Amendments; Consents and Waivers.  This Agreement and the
                 --------------------------------
rights and obligations of the parties hereunder may not be changed orally, but only by an instrument in writing signed by the Seller and Purchaser in accordance with this Section 11. This Agreement may be amended from time to time by the Seller and Purchaser (i) to cure any ambiguity, (ii) to correct or supplement any provisions herein which may be inconsistent with any other provisions herein, (iii) to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement, and (iv) to change, modify, delete or add any other obligation of the Seller and Purchaser; provided, however, that no amendment pursuant to clause (iv) of this Section 11
--------  -------
shall be effective unless the Seller and Purchaser have been notified in writing that the Rating Agency Condition has been satisfied; provided, further, that
                                                     --------  -------
such action shall not (as evidenced by an Opinion of Counsel delivered to the Indenture Trustee) adversely affect in any material respect the interests of the Trustee or the Noteholders. Any reconveyance executed in accordance with the provisions hereof shall not be considered to be an amendment to this Agreement. A copy of any amendment to this Agreement shall be sent to each Rating Agency.

     SECTION 12. Severability.  In case any provision in or obligation under
                 ------------
this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation, shall not in any way be affected or impaired thereby in any other jurisdiction. Without limiting the generality of the foregoing, in the event that a governmental authority determines that the Purchaser may not purchase or acquire Commercial Loans, the transactions evidenced hereby shall constitute a loan and not a purchase and sale, notwithstanding the otherwise applicable intent of the parties hereto and the Seller shall be deemed to have granted to the Purchaser as of the date of each sale a first priority perfected security interest in all of the Seller's right, title and interest in, to and under the Commercial Loans, and all proceeds thereof (other than the Retained Interest).

     SECTION 13. GOVERNING LAW.
                 --------------

     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

     SECTION 14. Headings.  The headings herein are for purposes of reference
                 --------
only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 15. Execution in Counterparts.  This Agreement may be executed by
                 -------------------------
the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and both of which when taken together shall constitute one and the same agreement.

     SECTION 16. Intended Third Party Beneficiary.  The Seller and the Purchaser
                 --------------------------------
hereby agree that each of the Issuer and the Indenture Trustee is an intended third party beneficiary of this Agreement and all representations, warranties and covenants made by the Seller herein may be relied upon and shall also be for the benefit of each of the Issuer and the Indenture Trustee.


                    [REST OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties have caused this Commercial Loan Sale Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              MCG CREDIT CORPORATION
                               as Seller


                              By:/s/ Steven F. Tunney
                                 ----------------------------------------
                                 Name:       Steven F. Tunney
                                 Title:      CFO and EVP
                                 Address:    1100 Wilson Boulevard, Suite 800
                                             Arlington, VA 22209
                                 Telephone:  (703) 247-7512
                                 Telecopier: (703) 247-7505



                              MCG FINANCE CORPORATION II
                               as Purchaser


                              By:/s/ Steven F. Tunney
                                 ----------------------------------------
                                 Name:       Steven F. Tunney
                                 Title:      CFO and EVP
                                 Address:    1100 Wilson Boulevard, Suite 800
                                             Arlington, VA 22209
                                 Telephone:  (703) 247-7512
                                 Telecopier: (703) 247-7505

                                   EXHIBIT A
                                       TO
                         COMMERCIAL LOAN SALE AGREEMENT
                            DATED AS OF JUNE 1, 2000
                                 BY AND BETWEEN

                             MCG CREDIT CORPORATION

                                      AND

                           MCG FINANCE CORPORATION II

                           [FORM OF SALE ASSIGNMENT]

          SALE ASSIGNMENT, dated as of ________ ___, 20__ between MCG Credit Corporation (the "Seller") and MCG Finance Corporation II (the "Purchaser").

          1. We refer to the Commercial Loan Sale Agreement (the "Sale Agreement") dated as of June 1, 2000 between the Seller and the Purchaser. All provisions of such Sale Agreement are incorporated herein by reference. All capitalized terms shall have the meanings set forth in the Sale Agreement.

          2. Pursuant to the Sale Agreement, the Seller does hereby sell, transfer, assign, set over and convey to the Purchaser all right, title and interest of the Seller in and to the portion of the Commercial Loans listed on
Schedule 1 hereto (each, a "Commercial Loan"), other than the Retained Interest, and the Purchaser does hereby purchase each such Commercial Loan.

          3. Pursuant to the Sale Agreement, the Seller does hereby contribute, transfer, assign, set over and convey to the Purchaser, without recourse, all right, title and interest of the Seller in and to the portion of the Commercial Loans listed on Schedule 1 hereto (each, a "Contributed Commercial Loan"), other than the Retained Interest, and the Purchaser does hereby accept such contribution to its stated capital.

          4. The Principal Balance for the Commercial Loans sold and purchased hereby is $___________________. The Commercial Loan Cash Proceeds for the Commercial Loans sold and purchased hereby is $_________________. The Commercial Loan Cash Proceeds shall be payable in full contemporaneously with the execution of this Sale Assignment.

          IN WITNESS WHEREOF, the parties have caused this Sale Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         MCG CREDIT CORPORATION
                          as Seller

                         By:___________________________________
                            Name:
                            Title:



                         MCG FINANCE CORPORATION II
                          as Purchaser

                         By:___________________________________
                            Name:
                            Title:

                                  SCHEDULE 1
                                  ----------


                         SCHEDULE OF COMMERCIAL LOANS

                                   EXHIBIT B
                                      TO
                        COMMERCIAL LOAN SALE AGREEMENT
                           DATED AS OF JUNE 1, 2000
                                BY AND BETWEEN

                            MCG CREDIT CORPORATION

                                      AND

                          MCG FINANCE CORPORATION II

                        [FORM OF REPURCHASE ASSIGNMENT]

     REPURCHASE ASSIGNMENT (this "Purchase Assignment"), dated as of ________ __, 20__ between MCG Credit Corporation (the "Seller") and MCG Finance Corporation II (the "Purchaser").

     We refer to the Commercial Loan Sale Agreement (the "Agreement"), dated as of June 1, 2000, by and between the Seller and the Purchaser. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Agreement.

     Pursuant to Section 5(e) of the Agreement, the Purchaser [ASSIGNEE OF THE PURCHASER] does hereby sell, transfer, assign, set over and convey to the Seller, without recourse or warranty, express or implied, all right, title and interest of the Purchaser [ASSIGNEE OF THE PURCHASER] in and to the Commercial Loans listed on Schedule 1 attached hereto and made a part hereof together with all related Supplemental Interests (each, a "Repurchased Commercial Loan"), in consideration for receipt of the aggregate Repurchase Price for such Repurchased Commercial Loans, and the Seller does hereby purchase each such Repurchased Commercial Loan.

     The Repurchase Price for each Repurchased Commercial Loan is set forth on
Schedule 1 attached hereto and made a part hereof.

     THIS PURCHASE ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

          IN WITNESS WHEREOF, the parties have caused this Repurchase Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                         MCG CREDIT CORPORATION

                         By:___________________________________
                            Name:
                            Title:



                         MCG FINANCE CORPORATION II

                         By:___________________________________
                            Name:
                            Title:


                         [ASSIGNEE OF THE PURCHASER]

                                      B-2